PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 48 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                      Dated November 21, 1996; Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
     Senior Euro Fixed Rate Redeemable Bearer Notes Due December 17, 2001


The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Redeemable Bearer Notes Due December 17, 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable at the option of Morgan Stanley Group Inc. (the "Company") upon 30 to 35 calendar days' notice on December 17, 1999, in accordance with the procedures set forth under "Description of Notes - Optional Redemption" in the accompanying Prospectus Supplement and under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.




PRINCIPAL AMOUNT:
  YEN 2,000,000,000


MATURITY DATE:
  December 17, 2001

DATE OF ISSUANCE AND
SETTLEMENT DATE:
  December 17, 1996

INTEREST ACCRUAL DATE:
  December 17, 1996

TOTAL AMOUNT OF OID:
  N/A

ORIGINAL YIELD TO MATURITY:
  N/A

ISSUE PRICE:  100%


REDEMPTION PRICE:  100%

PAYING AGENT:
  The Chase Manhattan Bank
  (London Branch)



REDEMPTION DATE: Redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days' notice on December 17, 1999

INITIAL REDEMPTION PERCENTAGE:  100%

ANNUAL REDEMPTION PERCENTAGE REDUCTION:
  N/A

INITIAL ACCRUAL PERIOD OID:
  N/A

INTEREST RATES: 1.60% per annum on each Interest Payment Date to and including December 17, 1999 and 2.92% per annum on each Interest Payment Date thereafter

INTEREST PAYMENT DATES:
Each December 17, commencing December 17, 1997


APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:    N/A

IF YES, STATE ISSUE PRICE:  N/A

OPTIONAL REPAYMENT DATE(S):     N/A

DENOMINATIONS:
  YEN 100,000,000

SPECIFIED CURRENCY:
  Japanese Yen

CALCULATION AGENT:
  The Chase Manhattan Bank
  (London Branch)

BUSINESS DAYS:
  Tokyo, New York, London

ISIN:  XS0071634520

COMMON CODE:  7163452


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                       Morgan Stanley & Co.
                              International